Exhibit 99.1

February 1, 2021

Dear River Financial Corporation Shareholder,

I’m pleased to announce the Board of Directors has declared a dividend payment of 40 cents per share to shareholders of record as of February 19, 2021. This payment represents an 11% increase over the dividend payment payable in 2020. Depending on how your shareholder account is setup, you can expect either a direct deposit or a physical check to be mailed from our stock transfer agent, Computershare, Inc., on February 26, 2021.

If you’d like to review in detail the bank’s most recent financial statements, please visit the SEC website:  www.sec.gov/edgar/searchedgar/companysearch.html , and use “River Financial Corp” as the Company Name.   If you need any help locating this information, please reach out to Karen Smith at (334) 290-2637 or InvestorRelations@river.bank .

We look forward to you joining us at the annual shareholder meeting scheduled for Monday, May 17, 2021 at 5:30 pm CST.  Due to COVID-19 precautions, the meeting will be held virtually.  Proxy materials and instructions to join the meeting will be sent closer to the meeting date.

Thank you for your investment in River Financial Corporation!

Sincerely,

Jimmy Stubbs
Chief Executive Officer

JMS/bh